
                                                    File No. 333-
                       As Filed with the Securities and Exchange Commission on April 28, 2000
                                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549
                                                      FORM SB-2
                               Registration Statement Under the Securities Act of 1933
                                                  NORTH BAY BANCORP
                                   (Name of small business issuer in its charter)

              California                                6021                              68-0434802
       ----------------------------         ----------------------------         -----------------------------
       (State or Other Jurisdiction         (Primary Standard Industrial                (I.R.S. Employer
     of Incorporation or Organization)       Classification Code Number)               Identification No.)

                              1500 SOSCOL AVENUE, NAPA CALIFORNIA 94559 (707) 257-8585
                              ---------------------------------------------------------
                            (Address and telephone number of principal executive offices)

                                      500 SOSCOL AVENUE, NAPA CALIFORNIA 94559
                                      ----------------------------------------
                                      (Address of principal place of business)

                               TERRY L. ROBINSON, PRESIDENT & CHIEF EXECUTIVE OFFICER
                              1500 SOSCOL AVENUE, NAPA CALIFORNIA 94559 (707) 257-8585
                              ---------------------------------------------------------
                                 (Name, address and telephone of agent for service)

                                 Copy to: R. Brent Faye, Esq., Lillick & Charles LLP
                  2 Embarcadero Center, 27th Floor, San Francisco, California 94111 (415) 984-8365

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, check the following box and list the  Securities Act  registration  statement  number of the earlier  effective registration  statement for the same offering.  [ X ]

This Registration  Statement is filed to register  additional shares of Registrant's common stock in connection with
Registration Statement No. 333- 93365 which was declared effective on February 9, 2000.

If this Form is a  post-effective  amendment  filed  pursuant to Rule 462(c)  under the  Securities  Act,  check the following box and list the  Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If this Form is a  post-effective  amendment  filed  pursuant to Rule 462(d)  under the  Securities  Act,  check the following box and list the  Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box . [ ]

                                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
 Title of each class of securities   Amount to be      Proposed maximum       Proposed maximum        Amount of
         to be registered             registered    offering price per unit  aggregate offering    registration fee
                                                                                    price
--------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value             27,273(1)            $22.00              $600,006(2)           N/A (3)
--------------------------------------------------------------------------------------------------------------------

(1) This  Registration  Statement  relates to 27,273 new shares of Common  Stock of the  Registrant  issuable to the public in addition to 200,000 being  carried  forward from  Registration  Statement  No.  333-93365,  for a total of
227,273.

(2) Total maximum aggregate  offering price,  when combined with shares carried forward from Registration  Statement
No.  333-93365 is $5,000,006.

(3) Registration  fee of $ 1,390.00 was previously paid with respect to Registration Statement No. 333-93365.

The  registrant  hereby  amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically  states that this registration statement shall  thereafter  become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration  statement shall become  effective on such date as the Commission,  acting pursuant to said Section
8(a), may determine.

Supplement No. 1 to Prospectus  contained in Part I of this  Registration  Statement  also applies to  Registration
Statement No. 333-93365.

THE CONTENTS OF REGISTRATION  STATEMENT NO. 333-93365 ARE INCORPORATED HEREIN BY REFERENCE.

                                     PART I

                                NORTH BAY BANCORP

Supplement No. 1 dated April __, 2000 to
Prospectus dated February 9, 2000


The Prospectus is hereby supplemented as follows:

                   -------------------------------------------

                                  THE OFFERING

                   -------------------------------------------

Offering Price and Number of Shares Subject to the Offering

         The Board of Directors of North Bay has amended the terms of the offering. Instead of offering up to 200,000 of its common stock at a cash price of $25.00 per share, North Bay is now offering up to 227,273 shares of its common stock at a cash price of $22.00 per share. The aggregate consideration remains at $5,000,000.

Maximum Purchase

         The Board of Directors of North Bay has increased the maximum purchase for any one individual from $100,000 (4,454 shares) to $500,000 (22,727 shares).

Extension of Offering Expiration Date

         The Board of Directors of North Bay has extended the offering expiration date from April 15, 2000 to May 31, 2000. The Board of Directors has also extended the date to which it retains discretion to further extend the offering expiration without further notice from June 30, 2000 to July 31, 2000.

Shares to be Purchased by Officers and Directors

         The officers and directors of North Bay, Vintage Bank and the proposed Solano Bank have indicated an intention to subscribe for 19,360 - 27,939 shares of the common stock offered in the offering, or approximately 12% of the 227,273 shares of common stock being offered for sale in this offering. If all 227,273 shares are sold in this offering, the directors and officers of North Bay and its subsidiaries will own approximately 29% of the outstanding shares of North Bay common stock, not including presently exercisable options.

                 -----------------------------------------------

                               MARKET INFORMATION

                 -----------------------------------------------

         For the Quarter ended March 31, 2000, as adjusted for the 5% stock dividend paid on March 20, 2000, the high bid price was $23.80 per share and the low bid price was $18.09 per share.

         The last sales price of North Bay common stock on or before April 19, 2000, the last practicable date before the printing of this supplement was $20.75, which reflects a sale that occurred on April 13, 2000.

                ------------------------------------------------

                   DETERMINATION OF REVISED SUBSCRIPTION PRICE

                ------------------------------------------------

         The revised subscription price for the shares of common stock was determined by management and approved by the North Bay Board of Directors based upon information which they believed to be relevant, including an opinion from its financial advisors that the $22.00 revised subscription price is fair to the existing holders of North Bay. Management and the Board also considered the recent trading history of the common stock, North Bay's and Vintage Bank's financial condition and earnings as well as the per share book value of the common stock.

         The primary objectives in establishing the revised subscription price were to maximize net proceeds obtainable from the offering and to enhance the success of the offering.

         No assurance can be given that the market price of North Bay's common stock will not decline during the offering to a level below the subscription price or that a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price.

                          -----------------------------

                          Opinion of Financial Advisor

                          -----------------------------

         North Bay's Board of Directors retained Hoefer & Arnett, Incorporated as its financial advisor to assist it in establishing the revised subscription price. On March 28, 2000, Hoefer & Arnett delivered its oral opinion to North Bay's Board of Directors that the revised subscription price was fair, from a financial point of view, to the shareholders of North Bay. On March 29, 2000, Hoefer & Arnett delivered its written opinion to North Bay confirming its oral opinion. North Bay did not impose any limitations on Hoefer & Arnett with respect to its opinion.

         Hoefer & Arnett is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. North Bay selected Hoefer & Arnett to render the opinion on the basis of its experience and expertise and its reputation in the banking and investment communities.

         In rendering its opinion in connection with the offering, Hoefer & Arnett relied upon information and materials provided by North Bay. In addition, Hoefer & Arnett met with the directors and management of North Bay and reviewed other data relating to the economics for the relevant area and conducted tests of the market value of North Bay common stock. Hoefer & Arnett also reviewed drafts of this prospectus, compared North Bay from a financial point of view with other selected companies in the financial services industry, and considered other information that it considered appropriate. Hoefer & Arnett has not independently verified the information and documents provided by the directors and management of North Bay.

         Hoefer & Arnett was paid a fee in the amount of $4,000 in connection with its advisory services to North Bay, including the preparation of its opinion and report.

                 ----------------------------------------------

                      MANAGEMENT OF SOLANO BANK (PROPOSED)

                 ----------------------------------------------

         The  following  three  proposed   directors  have  been  added  to  the
management of Solano Bank:

         Name                               Age
         ----                               ---

         Gary J. Falati                     59

         Calvin Lum, M.D.                   59

         Stephen C. Spencer                 49

         Share Ownership. Gary J. Falati, Calvin Lum, M.D., and Stephen C. Spencer have each agreed to purchase at least 2,273 shares ($50,000) in the offering.

Gary J. Falati has been an agent with State Farm Insurance since 1983 and is a life-long resident of Solano County. Mr. Falati earned a Bachelor of Science degree in Business Education and Agriculture Business from California State University, Chico and Administrative Credential Grades 1-12 from California State University, Sacramento. He taught business education for five years and subsequently served as Assistant Principal in the Fairfield/Suisun Unified School District from 1979 to 1983. He has been actively involved in community leadership serving as Mayor of Fairfield (1977 - 1993) and City Councilman, Solano County LAFCO Commissioner, ABAG President (1992 - 1993) and ABAG Executive Board Member 1979 to 1993 as well as Fairfield Suisun Chamber of Commerce and North Bay Regional Center President 1997-1999. Mr. Falati currently serves on the Fairfield/Suisun School Board.

Calvin Lum, M.D. is an anesthesiologist with NorthBay HealthCare/Fairfield Medical Group. Dr. Lum earned a B.S. degree in Electrical Engineering from the University of California, Berkeley in 1962 and Doctor of Medicine from the University of Southern California in 1969.

Stephen C. Spencer is president of Premier  Commercial,  Inc.,  president and in house legal counsel of Gateway Realty and President of Solano Property Management. He earned a B.A. degree from Drake University and J.D. from Western State University and was admitted to the California State Bar Association in 1979. Mr. Spencer has been a licensed real estate broker since 1977. He has served as Past President of Northern Solano Association of Realtors, Fairfield/Suisun Chamber of Commerce, Solano Affordable Housing Foundation and Fairfield Kiwanis Club. Mr. Spencer has also served as past chair of various real estate-related organizations. He taught Real Estate Property Management, Ethics, Finance and Legal Aspects of Real Estate at Solano Community College. Mr. Spencer is a member of Solano Commercial Brokers and currently serves as Chair of BORPAC Trustee Committee, Chairman of the Board of Solano Economic Development Corporation and Director of Solano Affordable Housing Corporation and is a member of the Inter-Board of Arbitration Panel for California Association of Realtors.

                                 TEXT OF STICKER

         The prospectus has been supplemented by Supplement No. 1 dated April __, 2000 enclosed with the prospectus.

         The disclosures contained in the prospectus are qualified by the additional disclosures contained in the supplement concerning the offering price, the number of shares being offered, the maximum purchase price, the offering expiration date, market information, determination of the revised offering price, and the addition of new proposed directors of Solano Bank (Proposed).

                                     PART II

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Napa, State of California, on April 18, 2000.

                                     NORTH BAY BANCORP

                                     /s/ Terry L. Robinson
                                     -------------------------------------------

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed by the following  persons in the capacities and on the date indicated.
/s/  Terry L. Robinson                     ,    Director,                       April 18, 2000
-------------------------------------------     Principal Executive Officer
Terry L. Robinson


/*/ David B. Gaw                           ,    Director
-------------------------------------------
David B. Gaw

/*/ Conrad W. Hewitt                       ,    Director
-------------------------------------------
Conrad W. Hewitt

/*/ Harlan R. Kurtz                        ,    Director
-------------------------------------------
Harlan R. Kurtz

/*/ Richard S. Long                        ,    Director
-------------------------------------------
Richard S.  Long

/*/ Thomas H. Lowenstein                   ,    Director
-------------------------------------------
Thomas H. Lowenstein

/*/ Thomas F. Malloy                       ,    Director
-------------------------------------------
Thomas F. Malloy

/*/ James Tidgewell                        ,    Director
-------------------------------------------
James Tidgewell

/s/ Lee-Almeida                            ,    Principal Financial Officer     April 18,  2000
-------------------------------------------
Lee-Ann Almeida

* /s/ Terry L. Robinson                                                         April 18, 2000
-------------------------------------------
 by Terry L. Robinson as Power of Attorney


                                 EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

2.1 Plan of Reorganization and Merger Agreement entered into as of July 30, 1999 by and among The Vintage Bank, Vintage Merger Co. and North Bay Bancorp (1)

3.1      Articles of Incorporation of Registrant (2)

3.2      Bylaws as amended of Registrant (2)

5.1      Opinion re: legality

10.1     North Bay Bancorp Stock Option Plan (2)

10.2     Employment Agreement with Terry L. Robinson (2)

11.      Statement re: computation of per share earnings (2)

21. Subsidiaries of Registrant are: The Vintage Bank, a California banking corporation

23.1     Consent of Counsel is included with the opinion re: legality as Exhibit
         5.1 to the Registration Statement

23.2 Consent of Arthur Andersen LLP as independent public accountants for North Bay Bancorp and The Vintage Bank.

23.3 Consent of the Hoefer & Arnett Incorporated as financial advisor to North Bay Bancorp

24.      Power of Attorney (2)

27.      Financial Data Schedule(2)

99.1 Opinion of Hoefer &Arnett Incorporated dated March 29, 2000 as financial advisor to North Bay Bancorp

99.2     Revised Stock Subscription Application

99.3     Letter to previous subscribers

99.4     Letter  transmitting Supplement No. 1

(1) Attached as Exhibit 7(c)(2) to North Bay Bancorp's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 1999, and incorporated herein by reference.

(2)      Attached  as  Exhibits  3.1,  3.2,   10.1,   10.2,   11,  24,  and  27,
         respectively, to Registration Statement No. 333-93365 filed with the Securities and Exchange Commission and incorporated herein by reference.